Exhibit 6.7

C2M Securities, LLC

7315 Three Chopt Rd.

Richmond VA 23226

March 12, 2021

GRASS QOZF, INC.

204 West Spear Street #3861

Carson City NV 89703

Attn: Don Harmer, President

Re. Amended and Restated Exclusive Placement Agency Agreement dated January 21, 2021 ("Placement Agency Agreement")

Dear Don:

This is to confirm that in order to comply with the compensation rules of Rule 5110 of the Financial Regulatory Authority ("FINRA"), Section l l(b) of the Placement Agency Agreement is amended in its entirety to read as follows:

"(b) Non-Accountable Expense Allowance: The Company shall pay the Placement Agent $10,500 as a non accountable expense allowance; provided that to the extent upon termination of the Offering such amount represents less than three percent (3%) of the proceeds of the Offering (the "Allowable Amount"), the Placement Agent will promptly refund to the Company the difference between $10,500 and the Allowable Amount."

Please indicate your agreement to the foregoing by countersigning this letter in the space below for your signature.

Very truly,

/s/ Victor MacLaughlin
Victor MacLaughlin, CEO

Accepted and agreed to as of the date set forth above:

GRASS QOZF, INC.

/s/ Don Harmer

By: Don Harmer, CEO